Exhibit (h)(3) EXECUTION COPY ADMINISTRATION AGREEMENT This Administration Agreement (“Agreement”) dated and effective as of June 29, 2018, is by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”), PERMANENT PORTFOLIO FAMILY OF FUNDS, a Delaware statutory trust (the “Trust”) and, solely with respect to the payment obligations set forth in Sections 7 and 14 hereof and as otherwise specifically set forth herein, PACIFIC HEIGHTS ASSET MANAGEMENT, LLC, a limited liability company and the investment adviser to the Trust (the “Adviser”). WHEREAS, the Trust is an open-end management investment company currently comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement; and WHEREAS, the Adviser has agreed with the Trust under a separate arrangement to pay for the services performed by the Administrator under this Agreement. NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows: 1.    Appointment of Administrator The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services to it and the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein. The Trust currently consists of the Funds as listed in Schedule A to this Agreement and each of the Funds’ respective classes of shares. In the event that the Trust establishes one or more additional series of funds with respect to which it wishes to retain the Administrator to furnish services hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.

2. Delivery of Documents The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any: a. The Trust’s Declaration of Trust and By-laws (“Governing Documents”); b. The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Funds and all amendments and supplements thereto as in effect from time to time; c. Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust and the Adviser to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses; d. A copy of the investment advisory agreement between the Trust and the Adviser; and e. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties. 3. Representations and Warranties of the Administrator The Administrator represents and warrants to the Trust that: a. It is a Massachusetts trust company, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts; b. It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts; c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4. Representations and Warranties of the Trust The Trust represents and warrants to the Administrator that: a. It is a Delaware statutory trust, duly organized, existing and in good standing under the laws of the state of its formation; b. It is an investment company properly registered under the 1940 Act; c. The registration statement under the 1933 Act and 1940 Act has been filed by it and is effective and will remain in effect during the term of this Agreement; d. As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which it offers or sells its shares have been made; e. It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; f. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement; g. No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement; h. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and i. As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest; j. Where information provided by the Trust or the Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information. 5. Representations and Warranties of the Adviser The Adviser represents and warrants to the Administrator that: a. It is a limited liability company, duly organized, existing and in good standing under the laws of the state of its formation; b. It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement; c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement; d. No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement; and e. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it. 6. Administration Services The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator. The Administrator shall perform such other services for the Trust and the Funds that are mutually agreed to by the parties from time to time, for which the Adviser will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement. The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

7. Compensation of Administrator; Expense Reimbursement; Trust Expenses The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing among the Trust, on behalf of each applicable Fund, the Adviser, and the Administrator. The Adviser agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf, at the Trust’s request or with the Trust’s consent. The Adviser and the Trust will bear all expenses that are incurred in their operation and not specifically assumed by the Administrator. For the avoidance of doubt, Adviser and Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP, Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-l A, Form N-CSR, Form N-Q or Form N- PORT (as applicable), Form N-PX, Form N-MFP and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing each Fund’s net asset value. 8. Instructions and Advice At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust or the Adviser) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received. Pursuant to other agreements now or at any time in effect between the Trust or the Adviser (or any other investment manager or investment advisor to the Trust, on its behalf) and State Street Bank and Trust Company or its affiliates (the “Other State Street Agreements”) in any capacity other than as Administrator hereunder (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Trust and/or the Funds that is necessary to provide the Services, including the N-PORT-Related Services. Each of the Adviser and the Trust hereby acknowledges and agrees that this Section 8 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Fund under and pursuant to such Other State Street Agreements for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) to the Administrator, Trust and Fund information such as net asset values and information relating to the net assets of the Funds, holdings and liquidity reports, market value and other information and data related to the Funds. 9. Limitation of Liability and Indemnification The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 15, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust or the Adviser insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative aggregate liability for each calendar year (a “Liability Period”) with respect to the Trust, the Funds and the Adviser under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust, the Adviser or any Fund including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2019 and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis. The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption. The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or the Adviser or upon reasonable reliance on information or records given or made by the Trust or the Adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct. The limitation of liability and indemnification contained herein shall survive the termination of this Agreement. 10. Confidentiality All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential and shall be protected to at least the same degree as the Receiving Party protects its own Confidential Information. Subject to Section 11 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents, affiliates or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 11 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Receiving Party shall be responsible for any use by any agent, affiliate or service provider to which it discloses confidential information received under this Agreement in breach of the terms of this Agreement. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. To the extent the Receiving Party continues to possess Confidential Information of the Disclosing Party after the termination of this Agreement, the obligations contained in this Section 10 of this Agreement shall continue until the five (5) year anniversary of the termination date of this Agreement.” 11. Use of Data (a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 11 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Adviser, the Trust or a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Adviser or the Trust and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. (b) Subject to paragraph (c) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Adviser or the Trust and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Adviser or the Trust, as the case may be, otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Adviser or the Trust/Fund. The Trust and the Adviser each agrees that Administrator and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Administrator’s compensation for services under this Agreement or such other agreement, and the Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Adviser, the Trustor any Fund.

(c) Except as expressly contemplated by this Agreement, nothing in this Section 11 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 11 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement. 12. Compliance with Governmental Rules and Regulations; Records The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. In compliance with the requirements of Rule 3 la-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 14. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 3 la-1 under the 1940 Act will be preserved for the periods prescribed by Rule 3la-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, as mutually agreed. In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses or deponents, the Trust agrees to pay the Administrator for the Administrator’s time and expenses, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production. 13. Services Not Exclusive The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust. 14. Effective Period and Termination This Agreement shall remain in full force and effect for an initial term ending December 31, 2020 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Adviser shall pay Administrator its compensation due through the end of such notice period and shall reimburse Administrator for its costs, expenses and disbursements. In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust or such Fund) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement. In the event of a termination under the preceding sentence the Adviser shall pay Administrator its compensation due through the date of such termination with respect to such Fund and shall reimburse Administrator for its costs, expenses and disbursements Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund. 15. Employment of Others The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Trust. The Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Administrator had committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates. 16. Disaster Recovery and Business Continuity. The Administrator shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control. The Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust and the Funds and (ii) emergency use of electronic data processing equipment as necessary to provide services under this Agreement. Upon reasonable request, the Administrator shall discuss with the Trust any business continuity/disaster recovery plan of the Administrator and/or provide a high-level presentation summarizing such plan. 17. Interpretive and Additional Provisions In connection with the operation of this Agreement, the Administrator and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement. 18. Notices Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time: If to the Trust: Permanent Portfolio Family of Funds 600 Montgomery Street, Suite 4100 San Francisco, CA 94111 Telephone: (415) 398-8000 Facsimile: (415) 398-8091 Attn: Chief Compliance Officer With a copy to: Pacific Heights Asset Management, LLC 600 Montgomery Street, Suite 4100 San Francisco, CA 94111 Telephone: (415) 398-8000 Facsimile: (415) 398-8091 Attn: Michael J. Cuggino

If to the Adviser: Pacific Heights Asset Management, LLC 600 Montgomery Street, Suite 4100 San Francisco, CA 94111 Telephone: (415)398-8000 Facsimile: (415) 398-8091 Attn: Michael J. Cuggino With copy to: Permanent Portfolio Family of Funds 600 Montgomery Street, Suite 4100 San Francisco, CA 94111 Attn: Chief Compliance Officer If to the Administrator: State Street Bank and Trust Company Channel Center One Iron Street Boston, MA 02210 Telephone: (617) 662-4145 Facsimile: (617)375-4279 Attention: Danielle Adamson, Managing Director With a copy to: State Street Bank and Trust Company Legal Division—Global Services Americas One Lincoln Street Boston, MA 02110 Attention: Senior Vice President and Senior Managing Counsel 19. Amendment This Agreement may be amended at any time in writing by mutual agreement of the parties hereto. 20. Assignment This Agreement may not be assigned by (a) the Trust without the written consent of the Administrator or (b) the Administrator without the written consent of the Trust, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator.

21. Successors This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns. 22. Data Protection The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public. 23. Entire Agreement This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing. 24. Waiver The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party. 25. Severability If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

26. Governing Law This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules. 27. Reproduction of Documents This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. 28. Counterparts This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form. [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above. Name: Michael J. Cuggino Title: President and Secretary PACIFIC HEIGHTS ASSET MANAGEMENT, LLC, solely with respect to the payment obligations set forth in Sections 7 and 14 hereof By: Name: Michael J. Cuggino Title: President and Chief Executive Officer STATE STREET BANK AND TRUST COMPANY PERMANENT PORTFOLIO FAMILY OF FUNDS By: Name: Andrew Erickson Title: Executive Vice President

ADMINISTRATION AGREEMENT SCHEDULE A Listing of Funds PERMANENT PORTFOLIO FAMILY OF FUNDS Permanent Polifolio Short-Term Treasury Portfolio Versatile Bond Portfolio Aggressive Growth Portfolio

ADMINISTRATION AGREEMENT SCHEDULE B LIST OF SERVICES I. N-PORT-Related Services as described in Schedule B6 attached hereto

Schedule B6 Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Liquidity Risk Measurement Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services” or the “N-PORT-Related Services”) I. The Services. (a) Standard N-PORT and N-CEN Reporting Solution (Data and Filing): Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with which the Trust will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Trusts not administered by the Administrator or its affiliates, third party Trust administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”), to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Trust and (ii) annual updates of Form N-CEN for review and approval by the Trust. The Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update. Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC. The Form N-PORT Services will be provided to the Trust and each Fund of the Trust as set forth in the attached Annex 1, which shall be executed by the Administrator and the Trust. The Form N-CEN Services will be provided to the Trust as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by all parties. (b) Quarterly Portfolio of Investments Services (FILING-ONLY SERVICE): As a component of the Form N-PORT Services, and subject to receipt by the Administrator no later than five (5) days prior to the required date for the filing thereof and in a format acceptable to the Administrator, of a quarterly portfolio of investments for the Trust and each Fund that has been prepared and completed by the Trust (the

“Portfolio of Investments”), at the direction of and on behalf of Trust, the Administrator will file such Portfolio of Investments with the relevant Fund Form N-PORT filing that is submitted electronically to the SEC in connection with the Form N-PORT and Form N- CEN Support Services provided under this Schedule B6. The Quarterly Portfolio of Investments Services (FILING-ONLY) will be provided to the Trust and each Fund as set forth in the attached Annex 1, which shall be executed by the Administrator and the Trust. (c) Liquidity Risk Measurement Services: The Administrator will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Trust: • As applicable, the Administrator will provide the Trust with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between the Administrator and the Trust) and, as applicable, aggregated monthly for purposes of inclusion in the Administrator’s standard N- PORT filing template. Services also will include the Administrator’s standard liquidity Trust profile report and online access to the Administrator’s dynamic risk reporting tools via my.statestreet.com which enable the Trust to analyze and generate risk reporting. The Liquidity Risk Measurement Services will be provided to each Fund of the Trust as set forth in the attached Annex 1, which shall be executed by the Administrator and the Trust. Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by all parties. II. Trust Duties, Representations and Covenants in Connection with the Services. The provision of the Services to the Trust by the Administrator is subject to the following terms and conditions: 1. The parties acknowledge and agree on the following matters: The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services- Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between the Administrator or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Trust under the Other Trust Agreements. In connection with the provision of the Services by the Administrator, the Trust acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following: (A) Arranging for the regular provision of all Services-Related Data and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, the information and assumptions required by the Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Funds with respect to which Services are provided under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Services-Related Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator or sub-administrator to the Trust, the Administrator and the Trust will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of the Services subject to the discretion of the Administrator, and the Administrator is either hereby, or pursuant to a Proper Instruction under Section 8 of the Agreement, expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and (B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Services-Related Data, as may be required in order for the Administrator to provide the Services. The following are examples of certain types of information that the Trust is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services: SEC filing classification of the Trust (i.e., small or large filer); Identification of any data sourced from third parties; Identification of any securities reported as Miscellaneous; and

Any Explanatory Notes included in N-PORT Section E. 2. The Trust acknowledges that it has provided to the Administrator all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN and the provision of the Services and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Trust or otherwise previously approved by the Trust in connection with the Administrator’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Services and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following: Investment classification of positions; Assumptions necessary in converting data extracts; General operational and process assumptions used by the Administrator in performing the Services; and Assumptions specific to the Trust. The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas. 3. The Trust acknowledges and agrees on the following matters: (A) The Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise. (B) The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

(C) The Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Trust (“Materials;” provided that the term “Materials” as used in this Schedule B6 shall not include: (i) raw data regarding the Trust and the Funds contained within Required Data; (ii) as-filed versions of publicly filed forms and documents; and (iii) Third Party Data) as follows: (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT filing and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to the Adviser, the Trust’s Board of Trustees, legal counsel, independent accounts, other agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof. Except as expressly provided in this Section 3(C), the Trust, the Adviser, the Funds, any of their affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or a Fund or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement. (D) The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this

Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties. (E) The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement), are the sole property of the Administrator. The Trust has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust and the Adviser each automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust or the Adviser. (F) The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result. [Remainder of Page Intentionally Left Blank]

ANNEX I PERMANENT PORTFOLIO FAMILY OF FUNDS Further to the Administration Agreement dated as of June 29, 2018, among Permanent Portfolio Family of Funds, a Delaware statutory trust (the “Trust”), Pacific Heights Asset Management, LLC, solely with respect to the obligations specified (“Adviser”), and State Street Bank and Trust Company (the “Administrator”), the Trust and the Administrator mutually agree to update this Annex 1 by adding/removing Funds as applicable: Liquidity Risk Measurement Services FREQUENCY PERMANENT PORTFOLIO FAMILY OF FUNDS Permanent Portfolio Weekly Short-Term Treasury Portfolio Weekly Perm Port Versatile Bond Weekly Perm. Port. Aggressive Growth Weekly Form N-PORT Services and Quarterly Portfolio of Investments Services Service Type: PERMANENT PORTFOLIO FAMILY OF FUNDS Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services (FILING ONLY) Permanent Portfolio Standard Short-Term Treasury Portfolio Standard Perm Port Versatile Bond Standard Perm. Port. Aggressive Growth Standard

Form N-CEN Services PERMANENT PORTFOLIO FAMILY OF FUNDS

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below. PERMANENT PORTFOLIO FAMILY OF FUNDS By: Name: Michael J. Cuggino Title: President and Secretary Date: STATE STREET BANK AND TRUST COMPANY By: Name: Andew enckson Date- ACKNOWLEDGED AND AGREED: PACIFIC HEIGHTS ASSET MANAGEMENT, LLC Signed on its behalf: By: (Authorized Signatory) Name: Michael J. Cuggino Title: President and Chief Executive Officer Date: